CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 17, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 annual reports to shareholders of Invesco V.I .High Yield Securities Fund and Invesco V.I .High Yield Fund, two of the funds constituting AIM Variable Insurance Funds (Invesco Variable Insurance Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” in the statements of additional information with respect to Invesco V.I ..High Yield Securities Fund and Invesco V.I .High Yield Fund which are incorporated by reference into the Registration Statement
/s/PricewaterhouseCoopers LLP
Houston, Texas
January 10, 2013